CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post-Effective Amendment No. 11 to the Registration Statement of State Street Research Strategic Income Fund, State Street Research Legacy Fund and State Street Research Galileo Fund (each a series of State Street Research Securities Trust) on Form N-1A (File No. 33-7462) of our reports dated June 4, 1999 on our audits of the financial statements and financial highlights of the Funds, which reports are incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the captions "Financial Highlights" in each Prospectus and "Independent Accountants" in the Statement of Additional Information for the aforementioned Fund.

PricewaterhouseCoopers LLP
Boston, Massachusetts
August 31, 1999